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                                                                  Exhibit (a)(4)
                                                   [LETTERHEAD OF SULZER MEDICA]


Winterthur, November 27, 2000                     PRESS OFFICE

                                                  Sulzer Medica Management AG
                                                  CH-8401 Winterthur
                                                  Switzerland
                                                  Phone +41 52 262 72 92
                                                  Fax   +41 52 262 00 25


Sulzer Medica officially launches offer to purchase up to 50% interest in Capital Partners II

Sulzer Medica USA Holding Co. today launched its offer to purchase up to 50% of the interests of beneficiaries in Capital Partners II, Ltd. Liquidating Trust for approximately USD 30 million. Capital Partners owns a majority of the common stock of Tutogen Medical, Inc. (TTG) with which Sulzer Medica has strategic agreements on the distribution and marketing of bone tissue for spinal and dental applications.

On November 17, Sulzer Medica announced that it had entered into an agreement with Capital Partners to purchase a stake of up to 50% in Capital Partners. Sulzer Medica today officially launched its offer. The Board of Trustees of the Trust has unanimously approved the agreement and the making of the tender offer. If Sulzer Medica is offered fewer than approximately 20% of interests in the Trust, Sulzer Medica will have no obligation to complete the deal. The offer remains open through Tuesday, December 26, 2000.

Sulzer Medica, headquartered in Winterthur, Switzerland, develops, manufactures and markets implantable medical devices and biomaterials for the cardiovascular and orthopedic markets worldwide. The company's products include joint prostheses, spine implants, products for traumatology and oral rehabilitation, heart valves and vascular grafts. (Swiss Stock Exchange: SMEN; NYSE: SM).

IMPORTANT LEGAL INFORMATION

The foregoing communications contain forward-looking statements within the meaning of the Safe Harbor Provisions of the U.S. Private Securities Litigation Reform Act of 1995 (the "Safe Harbor Provisions"). Sulzer Medica and Capital Partners II are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements as a result of new information, future events or otherwise. The Safe Harbor Provisions are not applicable to the foregoing communication to the extent that they constitute tender offer materials and have not been judicially determined to be applicable to such communication to the extent that they constitute soliciting materials.

Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release, which they become available, because they will contain important information. The tender offer statement will be filed by Sulzer Medica with the SEC and the solicitation/recommendation statement will be filed by Capital Partners II, Ltd. Liquidating Trust with the SEC.
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Page 2 of 2 / November 17, 2000
Sulzer Medica to strengthen its ties with Tutogen Medical Inc.

Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Sulzer Medica and the Trust at the SEC's web site at http://www.sec.gov or copies may be inspected, without charge, at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the Commission located in New York, New York and Chicago, Illinois. Copies of these statements and other documents may be obtained from the SEC for a fee.

For Sulzer Medica:                 Henner Alms, phone +41 (0)52-262 71 50
                                   E-Mail: press-relations@sulzermedica.com
                                           --------------------------------
Investor Relations:                Gabriele Weiher, phone +41 (0)52-262 45 11
         in the USA:               Jim Johnson, phone +1 713-561 63 76
For Capital Partners II, Ltd. Liquidating Trust:
                                   Thomas W. Pauken, Liquidating Trustee,
                                   phone +1 214 378-9340
* This press release is available on the Internet: www.sulzermedica.com/media/mainpage.htm
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